As filed with the Securities and Exchange Commission on August 2, 2012
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0474169 (I.R.S. Employer Identification No.)
8800 Technology Forest Place The Woodlands, Texas (Address of Principal Executive Offices)	77381 (Zip Code)
____________________
Equity Incentive Plan
Non-Employee Directors' Equity Incentive Plan
(Full titles of the plans)
____________________
Arthur T. Sands, M.D., Ph.D.
President and Chief Executive Officer
8800 Technology Forest Place
The Woodlands, Texas 77381
(Name and address of agent for service)

(281) 863-3000
(Telephone number, including area code, of agent for service)
____________________
copies to:

David P. Oelman Vinson & Elkins L.L.P. 2300 First City Tower 1001 Fannin Houston, Texas 77002-6760 (713) 758-3708	Brian T. Crum Vice President and General Counsel Lexicon Pharmaceuticals, Inc. 8800 Technology Forest Place The Woodlands, Texas 77381 (281) 863-3000
____________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001	Equity Incentive Plan	15,000,000 shares	$2.32	$34,800,000	$3,988
Common Stock, par value $0.001	Non-Employee Directors' Equity Incentive Plan	300,000 shares	$2.32	$696,000	$80

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall be deemed to cover any additional shares of common stock that become issuable under the Equity Incentive Plan or Non-Employee Directors' Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and (h) under the Securities Act of 1933. The proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee are based on the average of the high and low sales price per share of the registrant's common stock, as reported on The Nasdaq Global Select Market on August 1, 2012.

EXPLANATORY NOTE

Lexicon Pharmaceuticals, Inc. (the “Company”) filed a registration statement on Form S-8 (Registration No. 333-41532) with the Securities and Exchange Commission (the “Commission”) on July 17, 2000 registering the issuance of 11,250,000 shares of the Company's common stock under its 2000 Equity Incentive Plan and 600,000 shares of the Company's common stock under its 2000 Non-Employee Directors' Stock Option Plan. The Company filed an additional registration statement on Form S-8 (Registration No. 333-168678) with the Commission on August 9, 2010 registering the issuance of an additional 23,750,000 shares of the Company's common stock under its Equity Incentive Plan (as the 2000 Equity Incentive Plan was so renamed) and an additional 600,000 shares of the Company's common stock under its Non-Employee Directors' Stock Option Plan (as the 2000 Non-Employee Directors' Stock Option Plan was so renamed).
On April 26, 2012, the Company's stockholders approved an amendment to the Equity Incentive Plan that, among other things, increased the total number of shares of the Company's common stock that may be issued pursuant to stock awards granted under the plan from 35,000,000 to 50,000,000 shares.
On April 26, 2012, the Company's stockholders also approved an amendment to the Non-Employee Directors' Stock Option Plan that, among other things, (1) increased the total number of shares of the Company's common stock that may be issued pursuant to stock awards granted under the plan from 1,200,000 to 1,500,000 shares and (2) renamed the plan the Non-Employee Directors' Equity Incentive Plan.
This registration statement on Form S-8 is being filed for the purpose of registering the issuance of an additional 15,000,000 shares of the Company's common stock under the Equity Incentive Plan and an additional 300,000 shares of the Company's common stock under the Non-Employee Directors' Equity Incentive Plan as a result of such increases in the number of shares reserved for issuance under the plans. This registration statement will increase the number of shares registered under the Equity Incentive Plan and Non-Employee Directors' Equity Incentive Plan to 50,000,000 and 1,500,000, respectively.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	The Company's annual report on Form 10-K for the year ended December 31, 2011;

(b)	The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2012;

(c)	The Company's Current Reports on Form 8-K dated February 23, April 26 and July 30, 2012; and

(d)
The description of the Company's common stock contained in the Company's registration statement on Form 8‑A filed with the Commission on March 27, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments and reports filed for the purpose of updating such description.

All reports or other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports or documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
None.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
The Company's amended and restated certificate of incorporation and second amended and restated bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers. As permitted by the DGCL, the amended and restated certificate of incorporation provides that the Company's directors shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
The Company has entered into indemnification agreements with each of its officers and directors. These agreements, among other things, require the Company to indemnify each officer and director for all expenses, including attorneys' fees, liabilities, judgments, fines, penalties, excise taxes and settlement amounts incurred by any such person in any claim, action, suit or proceeding, including any action by or in the right of the Company, arising out of the person's services as a director, officer, employee, agent or fiduciary to the Company, any subsidiary of the Company or to any other company or enterprise for which the person provides services at the Company's request.
At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.		Description

4.1	—	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K dated April 26, 2012 and incorporated by reference herein).
4.2	—	Second Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company's Current Report on Form 8-K dated April 26, 2012 and incorporated by reference herein).
4.3	—	Securities Purchase Agreement, dated June 17, 2007, with Invus, L.P. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated June 17, 2007 and incorporated by reference herein).
4.4	—
Amendment, dated October 7, 2009, to Securities Purchase Agreement, dated June 17, 2007, with Invus, L.P. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated October 7, 2009 and incorporated by reference herein).

4.5	—	Registration Rights Agreement, dated June 17, 2007, with Invus, L.P. (filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated June 17, 2007 and incorporated by reference herein).
4.6	—	Stockholders' Agreement, dated June 17, 2007, with Invus, L.P. (filed as Exhibit 10.4 to the Company's Current Report on Form 8-K dated June 17, 2007 and incorporated by reference herein).
4.7	—
Supplement to Transaction Agreements, dated March 15, 2010, with Invus, L.P. and Invus C.V. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated March 15, 2010 and incorporated by reference herein).

4.8	—
Supplement No. 2 to Transaction Agreements, dated February 23, 2012, with Invus, L.P. and Invus C.V. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated February 23, 2012 and incorporated by reference herein).

4.9	—
Amended and Restated Purchase Option Agreement, dated July 30, 2010, with Symphony Icon Holdings LLC and Symphony Icon, Inc. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated July 30, 2010 and incorporated by reference herein).

4.10	—
Amended and Restated Registration Rights Agreement, dated July 30, 2010, with Symphony Icon Holdings LLC (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated July 30, 2010 and incorporated by reference herein).

*5.1	—	Opinion of Vinson & Elkins L.L.P.
*23.1	—	Consent of Ernst & Young LLP
*23.2	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).
*24.1	—	Power of Attorney (contained in signature page).
99.1	—	Equity Incentive Plan, as amended (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 26, 2012 and incorporated by reference herein).
99.2	—	Non-Employee Directors' Equity Incentive Plan, as amended (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated April 26, 2012 and incorporated by reference herein).
*    Filed herewith.

Item 9.    Undertakings.
The undersigned Registrant hereby undertakes:
(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, in the State of Texas, on August 2, 2012.

Lexicon Pharmaceuticals, Inc.

By:	/s/ Arthur T. Sands
Arthur T. Sands, M.D., Ph.D.
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below appoints Arthur T. Sands and Jeffrey L. Wade, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED BELOW.

Signature	Title	Date

/s/ Arthur T. Sands	President, Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2012
Arthur T. Sands, M.D., Ph.D.

/s/ Jeffrey L. Wade	Executive Vice President, Corporate Development and Chief Financial Officer (Principal Financial Officer)	August 2, 2012
Jeffrey L. Wade, J.D.

/s/ James F. Tessmer	Vice President, Finance and Accounting (Principal Accounting Officer)	August 2, 2012
James F. Tessmer

/s/ Raymond Debbane	Chairman of the Board of Directors	August 2, 2012
Raymond Debbane

/s/ Philippe J. Amouyal	Director	August 2, 2012
Philippe J. Amouyal

/s/ Samuel L. Barker	Director	August 2, 2012
Samuel L. Barker, Ph.D.

/s/ Robert J. Lefkowitz	Director	August 2, 2012
Robert J. Lefkowitz, M.D.

/s/ Alan S. Nies	Director	August 2, 2012
Alan S. Nies, M.D.

/s/ Frank P. Palantoni	Director	August 2, 2012
Frank P. Palantoni

/s/ Christopher J. Sobecki	Director	August 2, 2012
Christopher J. Sobecki

/s/ Judith L. Swain	Director	August 2, 2012
Judith L. Swain, M.D.

EXHIBIT INDEX

Exhibit No.		Description

4.1	—	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K dated April 26, 2012 and incorporated by reference herein).
4.2	—	Second Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company's Current Report on Form 8-K dated April 26, 2012 and incorporated by reference herein).
4.3	—	Securities Purchase Agreement, dated June 17, 2007, with Invus, L.P. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated June 17, 2007 and incorporated by reference herein).
4.4	—
Amendment, dated October 7, 2009, to Securities Purchase Agreement, dated June 17, 2007, with Invus, L.P. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated October 7, 2009 and incorporated by reference herein).

4.5	—	Registration Rights Agreement, dated June 17, 2007, with Invus, L.P. (filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated June 17, 2007 and incorporated by reference herein).
4.6	—	Stockholders' Agreement, dated June 17, 2007, with Invus, L.P. (filed as Exhibit 10.4 to the Company's Current Report on Form 8-K dated June 17, 2007 and incorporated by reference herein).
4.7	—
Supplement to Transaction Agreements, dated March 15, 2010, with Invus, L.P. and Invus C.V. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated March 15, 2010 and incorporated by reference herein).

4.8	—
Supplement No. 2 to Transaction Agreements, dated February 23, 2012, with Invus, L.P. and Invus C.V. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated February 23, 2012 and incorporated by reference herein).

4.9	—
Amended and Restated Purchase Option Agreement, dated July 30, 2010, with Symphony Icon Holdings LLC and Symphony Icon, Inc. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated July 30, 2010 and incorporated by reference herein).

4.10	—
Amended and Restated Registration Rights Agreement, dated July 30, 2010, with Symphony Icon Holdings LLC (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated July 30, 2010 and incorporated by reference herein).

*5.1	—	Opinion of Vinson & Elkins L.L.P.
*23.1	—	Consent of Ernst & Young LLP
*23.2	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).
*24.1	—	Power of Attorney (contained in signature page).
99.1	—	Equity Incentive Plan, as amended (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 26, 2012 and incorporated by reference herein).
99.2	—	Non-Employee Directors' Equity Incentive Plan, as amended (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated April 26, 2012 and incorporated by reference herein).
*    Filed herewith.